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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-8 pertaining to The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan of our report dated February 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets) incorporated by reference in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2002, as amended.

                                              /s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
November 25, 2003